Exhibit 10.11.1
August 29, 2025
Rafe Colburn
(delivered via DocuSign)

Dear Rafe:

We are pleased to confirm your role change effective September 8, 2025 (the “Effective Date”) to the position of Chief Technology and Product Officer (“CPTO”) of Etsy, Inc. (“Etsy”). You will report to Kruti Goyal, President, Chief Growth Officer, and you will be assigned to work from Etsy’s Brooklyn, NY office. Your base pay will be $500,000 per year, paid in accordance with Etsy’s normal payroll practices, and you will continue to be eligible for the benefits that Etsy provides to full-time employees.

You will continue to participate in Etsy’s Management Cash Incentive Plan. Your target annual bonus will remain 80% of your base salary earned during the performance period, which currently follows a calendar year (January 1 to December 31) cycle, with a bonus structure as follows: 70% of the bonus target will be based on Etsy performance, while 30% of the bonus target will be based on individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan (MCIP) and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You will continue to participate in the Etsy, Inc. Executive Severance Plan (Amended and Restated, effective as of April 23, 2025) (the “Executive Severance Plan”). The Executive Severance Plan and your participation notice will govern and control your eligibility for severance benefits in all respects.

You understand and acknowledge that all other terms and conditions of your employment, including but not limited to those in your Proprietary Information and Inventions Agreement (PIIA) you signed on October 24, 2011, will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

We are excited that you are taking on this new opportunity and continuing your career at Etsy.

Congratulations and best of luck!

Very truly yours,
Toni Thompson
Chief Human Resources Officer
Etsy, Inc.

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I have read and accept the details of the offer:

Name: Rafe Colburn

Signature: /s/ Rafe Colburn

Date: 08/29/2025